Exhibit 10.1

January 11, 2008

John J. McCaffrey, Jr.

Dear Jack:

Based upon our conversation on Tuesday, January 8th, I am pleased to send you a revised offer letter. As discussed, we offer you employment as Vice President of Engineering – Alternative Energy with a start date of February 18, 2008. We have furthermore an understanding that before your start date you will make yourself available for up to 8 working days to meet at BTU in preparation of your coming-on-board. You will receive a salary of $7,307.69/ bi-weekly (If annualized, the total would be $190,000). This position is exempt reporting to me.

As an employee of BTU International, you will be eligible to participate in our benefits program, including medical, dental, life and accident insurance coverage, 401k plan, and paid holidays and vacation time. You will begin accrual at four weeks of vacation annually. A Summary of Benefits is enclosed and more details will be provided during your orientation to the company.

•	Additional compensation:

During employment, you will be considered annually for a bonus of 30% (100% of goal achievement) with a maximum up to 60% of your base salary. Bonus awards will be determined by the Board of Directors, based on performance of the Company against goals established annually by the Board of Directors.

•

As a sign-on benefit you will receive 30,000 options of BTU stock as outlined in the stock option certificate and pending approval by the Board of Directors at their next meeting. These options will be priced at the close of the market on your start date, provided prior Board Approval has been obtained, and vest in four equal parts over four years, expire in seven.

This offer is contingent upon successful completion of all hiring steps and receipt of required documents. Please review carefully the additional NEW HIRE INFORMATION and enclosures included as a part of this letter.

01-11-2008 Offer Letter to Jack McCaffrey

My team and I look forward to working with you and feel that you will have much to offer BTU. We are a highly committed team dedicated to excellence. We feel this is an exciting environment with significant opportunities in which to work and hope that you will accept the position as outlined.

Sincerely,

/s/ Paul van der Wansem
Paul van der Wansem
Chairman and CEO

BTU International

01-11-2008 Offer Letter to Jack McCaffrey

ADDITIONAL NEW HIRE INFORMATION

Enclosures

The forms necessary for the next steps in the hiring and payroll processes are included with this offer letter. These include a current Summary of Benefits, tax forms and any additional forms or materials pertinent to your position.

Drug Screen

BTU International maintains a drug-free workplace, and, as part of this commitment, requires the satisfactory (negative) results of a drug screen test as a condition of employment for all employees. You must call and make an appointment at one of the locations on the sheet.

Verification of Eligibility to Work in the US

In accordance with the Immigration Reform and Control Act of 1986 (IRCA), you will be required to complete, within 3 days after your employment begins with BTU, an Employment Eligibility Verification I-9 form and provide documents identifying your right to lawfully work in the United States.

Conflict of Interest & Confidentiality

Please understand that any employment by you outside of BTU International conflicting or competing with BTU International is prohibited. Business related information obtained during your employment must naturally be kept confidential during and following your employment. As a condition of employment, you will be required to sign the enclosed BTU International Code of Conduct and BTU Employee Agreement.

Acceptance of this Offer

The terms and conditions of this offer represent our understanding of the full and total agreement between yourself and BTU International relating to your employment. This offer is not a contract of employment. The Company maintains an “Employment at Will” policy and as such, your employment is for no definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

BTU International

01-11-2008 Offer Letter to Jack McCaffrey

Please complete the enclosed forms and return them along with all pages of one copy of your signed acceptance letter to the Human Resources Department. This offer is valid until January 16, 2008. By signing below you verify that there are no restrictions, contractual or otherwise, that might prohibit your employment with BTU.

I, John J. McCaffrey, Jr., accept this offer and terms of employment. My intended start date is the 18th of February, 2008.

Signature	/s/ John J. McCaffrey, Jr.	Date:	16 JAN 08

BTU International